Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick McEnany, Catalyst Pharmaceutical	Melody Carey, Rx Communications Group
President & Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS TO DISCUSS DEVELOPMENT PLANS

FOR CPP-115 ON FEBRUARY 23, 2010 CONFERENCE CALL

CORAL GABLES, FL, February 22, 2010 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) will hold a conference call on Tuesday, February 23, 2010 to discuss its initial development plans for CPP-115. Patrick J. McEnany, Catalyst Pharmaceutical’s Chief Executive Officer, will host the call.

CPP-115 is a compound in a new class of GABA aminotransferase inhibitors in-licensed by Catalyst from Northwestern University. Catalyst is seeking to develop new prescription therapies for a broad range of central nervous system illnesses that could benefit from the inhibition of GABA aminotransferase. Catalyst will initially explore the use of CPP-115 as a treatment for epilepsy, including infantile spasms, and addiction.

CPP-115 has been shown to be at least 200 times more potent than CPP-109, Catalyst’s version of vigabatrin, in both in-vitro and animal model studies. The increased potency could enable the development of superior or alternative dosage forms and routes of administration compared with the marketed version of vigabatrin, Sabril® (which is marketed in the U.S. by Lundbeck Inc. for infantile spasms and refractory complex partial seizures). It may also have superior specificity to GABA aminotransferase and, possibly, a better side effects profile (e.g. less visual field defects) compared with Sabril®. The Company believes that CPP-115 and other compounds that may be developed under the Northwestern University license are, in addition to vigabatrin, the only drugs currently in development or on the market having GABA aminotransferase inhibition as their primary mode of action.

Over the next year, Catalyst plans to advance the development of CPP-115 by completing a series of non-clinical studies designed to demonstrate critical safety and efficacy characteristics of CPP-115, as follows:

•

CPP-115 will be evaluated through the Anti-convulsant Screening Program at the U.S. National Institutes of Health using a variety of recognized and widely accepted animal models for the evaluation of the effectiveness of potential anti-epileptic drugs.

•

The visual safety of CPP-115 will be evaluated and compared to the only FDA approved GABA aminotransferase inhibitor drug, vigabatrin. Catalyst hopes to demonstrate that CPP-115’s enhanced mechanism of enzyme inactivation results in reduced or eliminated visual field defects compared to vigabatrin.

•	The Company will complete other safety evaluations including genotoxicity and cardiac safety.

•

Catalyst, through its CPP-109 collaborator, Stephen Dewey, Ph.D., of The North Shore LIJ Hospital, will conduct studies to demonstrate CPP-115’s effectiveness in extinguishing the reinstatement of addictive behavior. Dr. Dewey will also conduct a PET imaging study to establish the minimum effective dose of CPP-115 required to modulate cocaine-induced dopamine surges. These studies, including an already completed conditioned place preference study, are considered the most predictive studies of a drug’s potential utility as a treatment for stimulant addiction. Vigabatrin performed well when previously evaluated in these same studies. The results of the CPP-115 conditioned place preference study referred to above have already been submitted to a peer-reviewed journal for publication.

By the end of the third quarter of 2010, most of the safety studies described above, including results from assessments of the comparative retinotoxicity of CPP-115 versus vigabatrin, are expected to be completed. Furthermore, during that same period, Catalyst expects to complete the above-described animal model efficacy screening of CPP-115 as a potential treatment for both epilepsy and drug addiction. Catalyst further expects that all of the above-described non-clinical studies, including evaluations after 90 days of dosing of visual safety including retinal histopathology, clinical chemistry, hematology, urinalysis and any necessary organ histopathology, will be completed by the end of the first quarter of 2011. Catalyst expects to spend approximately $1.5 million to complete all the non-clinical studies described herein.

Conference Call Access information

Date:	Tuesday, February 23, 2010
Time:	11:00 am ET
Dial-in numbers:	(877) 303-9214 (U.S. only)
(760) 666-3555 (international)
Live webcast:	www.catalystpharma.com, under “Events and Presentations”

The teleconference replay will be available three hours after completion through midnight Friday, February 26, 2010 at (800) 642-1687 (U.S. only) or (706) 645-9291 (international). The replay pass code is 57722443. The archived webcast will be available for one year on the Company’s website, www.catalystpharma.com, under “Events and Presentations.”

About CPP-115

CPP-115 is Catalyst’s compound for the treatment of epilepsy and addiction being developed under an exclusive worldwide license between Northwestern University and Catalyst. CPP-115 is covered by two composition of matter patents related to a new class of GABA aminotransferase inhibitors. CPP-115 allows Catalyst to potentially explore a broad range of CNS applications starting with epilepsy that could benefit from the inhibition of GABA aminotransferase.

CPP-115 has been shown to be at least 200 times more potent than CPP-109, Catalyst’s version of vigabatrin, in both in-vitro and animal model studies. The increased potency could enable the development of superior or alternative dosage forms compared with the marketed version of vigabatrin, Sabril®. It may also have superior specificity to GABA aminotransferase and, possibly, a better side effects profile (e.g. less visual field defects) compared to Sabril®. The Company believes that CPP-115 and other compounds that may be developed under the Northwestern University license, in addition to vigabatrin, are the only drugs currently in development or on the market having GABA aminotransferase inhibition as their primary mode of action.

“CPP-115 works through the same mechanism of action as Sabril®, a known effective anti-epileptic drug, which was recently approved by the FDA. Compared to other anti-epileptic drugs, CPP-115 could have a relatively benign neurological side effects profile,” said Steven Miller, Ph.D., Catalyst’s Chief Scientific Officer. “CPP-115 was designed specifically to enhance the inactivation of GABA aminotransferase compared to Sabril®. This enhanced action is expected to lead to significantly higher potency and may lead to reduced, or eliminated, visual field defects. Sabril’s® visual field defects are its most serious side effect and the main reason that the drug is only available through a very restrictive Risk Evaluation and Mitigation Strategy (REMS) program. We are hopeful that CPP-115 will be an effective anti-epileptic with a more favorable safety profile than Sabril®.”

Dr. Richard B. Silverman, the John Evans Professor of Chemistry at Northwestern University, led the team of scientists that invented these compounds. Dr. Silverman holds 41 patents and is the inventor of pregabalin (Lyrica® marketed by Pfizer). He is the recipient of numerous awards, most recently the 2009 Perkin Medal, has published more than 250 peer reviewed articles and has written four books during his 33 year career in academia. Complete details of Dr. Silverman’s achievements can be found at http://chemgroups.northwestern.edu/silverman/.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of drug addiction and epilepsy. The Company has obtained from Brookhaven National Laboratory an exclusive license for nine patents in the United States relating to the right to use vigabatrin to treat a wide variety of substance addictions and obsessive-compulsive disorders. Catalyst also in-licensed worldwide rights to Brookhaven’s vigabatrin-related foreign patents or patents pending in more than 30 countries. The Company’s lead product candidate is CPP-109, which has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst has also in-licensed worldwide rights to CPP-115 from Northwestern University and intends to pursue its development for several indications, including epilepsy and drug addiction. For more information about the Company, go to www.catalystpharma.com.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors including whether CPP-115 is ultimately proven to be safe and effective to treat epilepsy and/or addiction, whether CPP-115 is determined not to have the visual field defects side effect profile of vigabatrin, the timing of the completion of the non-clinical studies described above and whether or not the non-clinical studies being undertaken will show positive results, and those factors described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

###